CERTIFICATE OF DESIGNATION
                              OF
                PREFERENCES OF PREFERRED STOCK
                              OF
                   ACRES GAMING INCORPORATED
                     a Nevada corporation


     1.   The undersigned, Joseph A. Huseonica and Robert W.
Brown hereby certify that:

     2. They are the duly elected and acting President and Secretary, respectively, of Acres Gaming Incorporated, a
Nevada corporation (the "Corporation").

     Pursuant to authority given by the Corporation's Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

     WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them, and

     WHEREAS, the Corporation has not issued any shares of such Preferred Stock and the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to the initial series of said Preferred Stock and the number of shares constituting and the designation of said series;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of
Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, said initial series of Preferred Stock as follows:

     1.1  Designations

     The initial series of Preferred Stock shall be designated
"Series A Convertible Preferred Stock."  The term "Preferred
Stock" as used herein refers to the Series A Convertible
Preferred Stock.

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     2.1  Number of Shares

     The number of shares constituting the Preferred Stock shall be 1,038,961 shares.

     3.1  Conversion and Sale Price

     The term "Conversion Price" as used herein shall mean the price per share at which the Preferred Stock is convertible into Common Stock, initially equal to the lesser of (i) the Sale Price (as defined), and (ii) the average closing price of the Corporation's Common Stock for the period of thirty (30) consecutive trading days prior to the date of conversion of shares of the Preferred Stock. The term "Sale Price" shall mean $9.625, which is the price at which the Preferred Stock is originally to be issued.

     4.1  Dividends

     In addition to the adjustments for certain dividends and distributions covered by Sections 4.4(c) and 4.4(d), the holders of the Preferred Stock shall be entitled to receive non-cumulative dividends at a rate per share equal to 3% of the Sale Price. Any dividends declared and not paid in cash may be paid in the form of either (i) the issuance of additional shares of Preferred Stock based on the Conversion Price or (ii) credit(s) to the holder's account with the Corporation for products, if any, of the Corporation that such holder purchases from the Corporation by mutual agreement between the Corporation and the holder.

     4.2  Liquidation Preference

     In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, an amount per share equal to the Sale Price, plus a further amount equal to any declared but unpaid dividends thereon before any payment shall be made or any assets distributed to the holders of Common Stock. If upon such liquidation, dissolution or winding up of the Corporation, the assets thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment in full of the aforesaid preferential amounts, the entire assets of the Corporation to be distributed shall be distributed among the holders of the Preferred Stock so that the holder of each share of Preferred Stock shall receive the same percentage of the Sale Price of such share as is received by every other holder of Preferred Stock.

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     Following the completion of the distribution of the
stated liquidation preferences to be paid to the holders of the Preferred Stock, any remaining assets shall be distributed to the holders of the Common Stock of the Corporation; provided, however, if no shares of Common Stock are outstanding at the time of such distribution, the holders of the Preferred Stock shall be entitled to receive, ratably (assuming conversion of all shares of Preferred Stock to Common Stock), all assets of the Corporation remaining after the payment of the stated liquidation preferences of the Preferred Stock as set forth herein.

     4.3  Conversion Rights

     The holders of the Preferred Stock shall have the option, upon notice to the Corporation, at any time and from time to time, to convert the shares of Preferred Stock into fully paid and nonassessable shares of Common Stock based upon the applicable Conversion Price in effect at the time of conversion. Each share of Preferred Stock shall be convertible into that number of shares of Common Stock which results from dividing the Sale Price by the Conversion Price in effect at the time of conversion. The Corporation shall pay or make adjustment for any declared but unpaid dividends on the shares of Preferred Stock surrendered for conversion.

     4.4  Conversion Procedure

          (a) Before a holder of the Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the shares of the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at the address of the holder of the Preferred Stock, or to the holder's nominee or nominees, certificates for the number of full shares of Common Stock to which the holder shall be entitled, as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided in Section 4.4(i). Such conversion shall be deemed to have been made as of the date of such surrender of the shares of the Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.

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          (b)  Adjustment for Stock Splits and Combinations

     If the Corporation shall at any time after the filing of this Certificate of Designation (the "Filing Date") effect a subdivision or combination of the outstanding Common Stock, the Conversion Price then in effect immediately before such subdivision or combination shall be proportionately decreased or increased. Any adjustment under this subsection shall become effective at the close of business on the effective date of the subdivision or combination.

          (c)  Adjustment for Certain Dividends and
               Distributions

     If the Corporation at any time after the Filing Date shall issue additional shares of Common Stock, by reason of the declaration or payment of a dividend or other distribution on the Common Stock payable in additional shares of Common Stock, then and in each such event, the Conversion Price then in effect shall be decreased as of the time of such issuance or, if such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

         (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

        (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.

          (d)  Adjustments for Other Dividends and
               Distributions

     If the Corporation at any time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities

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of the Corporation which the holders would have received
had the holders' Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities (together with any distributions payable thereon during such period) receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under Section
4.4 with respect to the rights of the holders of the Preferred
Stock.

          (e)  Adjustment for Reclassification, Exchange or
               Substitution

     If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, by capital reorganization, involving exchange, substitution, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for below), then the holders of the shares of Preferred Stock shall have the right thereafter to convert each such share into the same kind and amount of shares of stock and other securities and property receivable upon such exchange, reclassification or other change, as a holder of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such substitution, reclassification or other change, all subject to further adjustment as provided herein.

          (f) Reorganization, Merger, Consolidation or Sale of Assets

     If at any time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4.4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger, consolidation or sale.

          (g)  Minimum Adjustment

     No adjustment of the Conversion Price shall be made in an amount less than $0.02, but any such lesser adjustments shall

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be carried forward and shall be made at the time together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.02 or more.

          (h)  Certificate of Adjustment

     Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this
Section 4.4, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the holders of the Preferred Stock, as applicable, a certificate, signed by the Chairman of the Board, the President or the Chief Financial Officer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

          (i)  Fractional Shares

     No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined reasonably and in good faith by the Board.

          (j)  Reservation of Stock Issuable Upon Conversion

     The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Nevada, use its best efforts to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Preferred Stock at the time outstanding.

          (k)  Payment of Taxes

     The Corporation shall pay any and all issuance and other taxes that may be payable in respect of any issuance or delivery of Common Stock upon conversion of the Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in a name other than that in which the Preferred Stock so converted was registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax.

          (l)  No Dilution or Impairment

     The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holder of the Preferred Stock against impairment.

     4.5  Redemption

     On or at any time after the earlier of (i) five years from the date of issuance of the Preferred Stock and (ii) the date that the number of shares of the Corporation's Common Stock owned by John F. Acres is less than 1,000,000 (such number to be adjusted for any stock dividend or stock split effected after the date hereof), the Preferred Stock will be subject to redemption at any time and from time to time, in whole or in part, at the option of the holders of the Preferred Stock or the Corporation. Any such redemption shall be at the Sale Price of the Preferred Stock to be redeemed plus all declared but unpaid dividends on the shares of Preferred Stock to be redeemed. The redemption procedure shall be as set forth in this Section 4.5.

          (a)  Redemption Procedure for Preferred Stock Holder

     Either the holders of the Preferred Stock or the Corporation may initiate redemption of the Preferred Stock in accordance with this Section 4.5, by mailing written notice (the "Redemption Notice"), postage prepaid, to the other at least 30 days but not more that 60 days prior to the date fixed for redemption (the "Redemption Date"). The Redemption Notice shall state (A) the number of shares of Preferred Stock to be redeemed, (B) the Redemption Date and the total Redemption Price, and (C) that the holders will surrender to the Corporation, in the manner and at the place designated by the Corporation, the certificate or certificates representing the shares of Preferred Stock to be redeemed. Thereupon the Redemption Price of such shares shall be payable to the entity whose name appears on such certificate or certificates of Preferred Stock as the owner thereof, and each surrendered certificate shall be canceled.

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     If at the time of any redemption required pursuant to
this Section 4.5 the aggregate of (a) the funds of the Corporation legally available for the redemption of Preferred Stock plus (b) the funds of all subsidiaries legally available for the payment of dividends to the Corporation (directly, or indirectly through one or more subsidiaries) and which, upon receipt by the Corporation, would be legally available for the redemption of Preferred Stock is insufficient to redeem the Preferred Stock, such aggregate funds shall be used to redeem the maximum possible number of shares of Preferred Stock, if any, pro rata based on the number of shares of Preferred Stock held by each of the holders thereof. Thereafter, any additional such funds shall immediately be so used by the Corporation to redeem the balance of the shares which the Corporation has become obligated to redeem, but which it has not redeemed.

     4.6  Voting Rights of Preferred Stock

     So long as 130,000 shares (such number shall be increased by one share for each additional four shares of Preferred Stock sold by the issuer pursuant to Section 4 of that certain Stock Purchase Agreement dated January 23, 1997 between IGT, a Nevada corporation, and the Corporation (the "Stock Purchase Agreement")) or more of the Preferred Stock are outstanding, the holders of the Preferred Stock shall be entitled, as a class, to elect one director.

     4.7  Protective Provisions of Preferred Stock

     So long as 130,000 shares (such number shall be increased by one share for each additional four shares of Preferred Stock sold by the issuer pursuant to Section 4 of the Stock Purchase Agreement) or more of the Preferred Stock are outstanding, the Corporation shall not, without the vote or written consent of the holders of the Preferred Stock approve any amendments to the articles of incorporation of the Corporation to do any of the following or to otherwise do any of the following:

          (a) alter or change the rights, preferences or privileges of the shares of Preferred Stock;

          (b) increase the authorized number of shares of Series A Preferred Stock or issue any shares of stock with rights, including liquidation preferences, superior to the Preferred Stock;

          (c) effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or

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     any of its subsidiaries if the Corporation or its
     subsidiary is not the surviving corporation, or any consolidation or merger involving the Corporation or any of its subsidiaries if the Corporation or its subsidiary is the surviving corporation but the holders of the capital stock of the Corporation before the consolidation or merger own less than 50% of the Corporation after the consolidation or merger, or any reclassification or other change of any stock, or any recapitalization of the Corporation, or any voluntary dissolution, liquidation or winding up of the Corporation;

          (d) permit any direct or indirect subsidiary or other entity owned by the Corporation to sell any equity security or similar interest or any right to acquire an equity security or similar interest in such entity.

     4.8  Status of Converted Stock

     In case any shares of Preferred Stock shall be converted pursuant to Section 4.3 hereof, the shares so converted shall assume the status of authorized but undesignated and unissued shares of Preferred Stock.

     4.9  Notices

     Any notice required herein except as otherwise specifically provided herein, to be given to a holder of the Preferred Stock shall be in writing and may be delivered by personal service, sent by overnight professional courier service, sent by telegraph or cable or sent by United States registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed to such holder of record at its address appearing on the books of the Corporation. If sent by telegraph or cable, a confirmed copy of such telegraphic or cabled notice shall promptly be sent by mail (in the manner provided above) to the holders. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the third business day after the date of mailing, whichever is earlier in time.

     RESOLVED FURTHER, that the Chairman of the Board, the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation are each authorized to execute, verify and file a certificate of designation of preferences of preferred stock in accordance with the General Corporation Law of the State of Nevada.

     3. The authorized number of shares of preferred stock of the Corporation is 20,000,000 shares, and the number of shares constituting Series A Convertible Preferred Stock, none of which has been issued, is 1,038,961 shares.

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     IN WITNESS WHEREOF, the undersigned has executed this
Certificate on January 23, 1997.

                                  /s/ Joseph A. Huseonica
                                  Joseph A. Huseonica

                                  /s/ Robert W. Brown
                                  Robert W. Brown